Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of December 29, 2017, is by and between William J. Villari, an individual resident of the State of Georgia (“Seller”), and Ameris Bancorp, a Georgia corporation (“Buyer”).

RECITALS

A.          Seller owns 95.10% of the issued and outstanding shares of Voting Common Stock, no par value per share (“Voting Common Stock”), and 78.33% of the issued and outstanding shares of Non-Voting Common Stock, no par value per share (“Non-Voting Common Stock”), of US Premium Finance Holding Company, a Florida corporation (“USPF”).

B.          The Voting Common Stock and Non-Voting Common Stock are referred to herein collectively as “USPF Common Stock”.

C.          Subject to the terms and conditions hereinafter set forth, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain shares of the USPF Common Stock held by Seller.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

1.          Definition of Certain Terms. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix attached hereto and, when used herein, shall have the meanings set forth in the Appendix, which is incorporated herein by reference.

2.          Purchase and Sale of Designated USPF Shares. Upon the terms and subject to the conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer shall purchase and accept delivery from Seller at the Closing of, (i) two hundred fifty-one (251) shares of the Voting Common Stock owned by Seller and (ii) two thousand, two hundred fifty (2,250) shares of the Non-Voting Common Stock owned by Seller (collectively, the “Designated USPF Shares”).

3.          Purchase Price. The aggregate consideration payable by Buyer hereunder at the Closing (notwithstanding anything in the Shareholders Agreement) for the Designated USPF Shares shall be: (a) $12,500,000; and (b) 114,285 shares (the “Designated Ameris Shares”) of the common stock, par value $1.00 per share, of Buyer, it being understood that, on the date of issuance of the Designated Ameris Shares, such Designated Ameris Shares will not yet have been registered with the SEC. At the Closing, Buyer, in consideration for the purchase of the Designated USPF Shares, shall have caused its transfer agent to issue the Designated Ameris Shares to Seller in certificated form.

4.           Closing.

4.1          Closing Date. The closing of the sale of the Designated USPF Shares (the “Closing”) will take place on January 3, 2018, or at such other place, time and date as may be mutually agreed in writing by the parties hereto (the “Closing Date”). The Closing may be accomplished remotely by such combination, as the parties shall agree, of original documents and electronic delivery of the items required to be delivered pursuant to Section 4.2.

4.2         Conditions to Obligations to Close.

(a)          Conditions to the Obligations of Buyer and Seller to Close. The obligation of Buyer and Seller to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions:

(i)          no Proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would (A) prevent consummation of any of the Contemplated Transactions or (B) cause any of the Contemplated Transactions to be rescinded following consummation; and

(ii)         no Legal Requirement shall have been adopted or promulgated as of the Closing Date having the effect of making the Contemplated Transactions illegal or otherwise prohibiting consummation of, or making void or voidable, the Contemplated Transactions.

(b)          Conditions to the Obligation of Buyer to Close. Buyer’s obligation to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties set forth in Article 5 shall be true and correct;

(ii)         Seller shall have performed and complied with all of its covenants hereunder which by their nature are to be performed prior to the Closing;

(iii)        Seller shall have executed and delivered to Buyer a certificate, dated the Closing Date, certifying the fulfillment of each of the conditions specified in Section 4.2(b)(i) and Section 4.2(b)(ii); and

(iv)        Seller shall have delivered to Buyer the following: (A) share certificates representing the Designated USPF Shares, accompanied by a duly executed transfer power; (B) a counterpart of the A&R Shareholders Agreement signed by Seller and USPF; (C) a counterpart of the Registration Rights Agreement signed by Seller; and (D) such other certificates, documents and instruments as Buyer may reasonably request or as otherwise may be necessary to consummate the Contemplated Transactions.

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(c)          Conditions to the Obligation of Seller to Close. Seller’s obligation to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Seller at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties set forth in Article 6 shall be true and correct;

(ii)         Buyer shall have performed and complied with all of its covenants hereunder which by their nature are to be performed prior to the Closing;

(iii)        Buyer shall have executed and delivered to Seller a certificate, dated the Closing Date, certifying the fulfillment of each of the conditions specified in Section 4.2(c)(i) and Section 4.2(c)(ii);

(iv)        Buyer shall have delivered to Seller the following: (A) a share certificate representing the Designated Ameris Shares, which Buyer shall cause its transfer agent to issue; (B) a counterpart of the A&R Shareholders Agreement signed by Buyer; (C) a counterpart of the Registration Rights Agreement signed by Buyer; and (D) such other certificates, documents and instruments as such Seller may reasonably request or as otherwise may be necessary to consummate the Contemplated Transactions; and

(v)         Buyer shall have delivered to, or on behalf of, Seller the cash consideration described in Section 3(a); provided, however, that, notwithstanding anything in this Agreement to the contrary, Seller hereby directs Buyer to transfer, at the Closing, the cash consideration payable to Seller pursuant to Section 3(a) in partial payment of the amounts due and owing to Ameris in connection with the loan previously made to Seller’s Affiliate and secured by a pledge of certain of the Designated USPF Shares (the “Loan”).

5.          Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller hereby represents and warrants to Buyer that all of the statements contained in this Article 5 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date).

5.1          Authority; Consents; Enforcement; Noncontravention.

(a)          Enforceability. Each of the Transaction Documents to which Seller or USPF is a party constitutes the legal, valid and binding obligations of Seller or USPF, as the case may be, enforceable against Seller or USPF, as the case may be, in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

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(b)          Authority of Seller and USPF. Each of Seller and USPF has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which Seller or USPF, as the case may be, is a party, and to perform its obligations hereunder and under such Transaction Documents.

(c)          Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Body is required for the performance by Seller of the terms of the Transaction Documents to which it is a party, except for any applicable federal or state securities registrations or filings.

(d)          Noncontravention. Neither the execution and the delivery of the Transaction Documents to which Seller or USPF, as the case may be, is a party, nor the fulfillment of the terms, conditions and provisions hereof or thereof, will: (i) violate any Legal Requirement applicable to Seller or USPF; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, grant of rights, lease, license, instrument or other arrangement to which Seller or USPF is a party or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller or USPF (other than in favor of Buyer); (iii) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or USPF is a party or by which Seller or USPF is bound or to which any of Seller’s or USPF’s assets are subject, except as otherwise given prior to the Closing Date; or (iv) require the approval, consent, authorization or act of, or the making by Seller or USPF of any declaration, filing or registration with, any Person, except as otherwise obtained or made prior to the Closing Date and except for any applicable federal or state securities registrations or filings.

5.2         Status. Seller is an individual resident in the State of Georgia. USPF is a duly existing corporation incorporated under the laws of the State of Florida.

5.3         Capitalization, Share Ownership and Rights.

(a)          Capitalization. There are one thousand (1,000) shares of Voting Common Stock issued and outstanding, of which nine hundred fifty-one (951) shares are owned by Seller. There are nine thousand (9,000) shares of Non-Voting Common Stock issued and outstanding, of which seven thousand fifty (7,050) shares are owned by Seller. The remaining balance of the Voting Common Stock and Non-Voting Common Stock is owned by Buyer or The Villari Family Gift Trust. All of such shares of USPF Common Stock are and have been duly authorized, validly issued, fully-paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Designated USPF Shares that are being transferred to Buyer at the Closing are free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances, except as set forth in the Shareholders Agreement and except for the pledge of certain of such shares to Ameris in connection with the Loan.

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(b)          No Outstanding Rights. Except for this Agreement, the Shareholders Agreement and the pledge of certain of such shares to Ameris in connection with the Loan, there are no, nor are there any agreements, commitments or arrangements not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of any shares of USPF Common Stock, including the Designated USPF Shares. There is no outstanding or authorized phantom stock or similar rights with respect to any shares of USPF Common Stock. Except as set forth in the Shareholders Agreement and except for the pledge of certain of such shares to Ameris in connection with the Loan, Seller is not a party to any voting trusts, proxies or other agreements or understandings relating to the voting, dividend rights or disposition of any Designated USPF Shares, and there is no such voting trust, proxy or other similar agreement with respect to any shares of USPF Common Stock.

(c)          Stock Issued in Compliance With Laws. None of the USPF Common Stock has been issued in violation of any Legal Requirement pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any present or past shareholder of USPF.

(d)          Title. After giving effect to the transfer of the Designated USPF Shares to Buyer pursuant to this Agreement, Buyer will own and hold good and valid title to the Designated USPF Shares, free and clear of all Encumbrances (other than those arising through Buyer or under the A&R Shareholders Agreement or pursuant to applicable Legal Requirements relating to federal or state securities laws).

5.4          USPF Subsidiaries. USPF owns, free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances, all of the outstanding shares of capital stock or other securities evidencing ownership of each of the following: (i) US Premium Finance, Inc., a California corporation; and (ii) US Premium Finance Service Co., LLC, a Georgia limited liability company (collectively, the “USPF Subsidiaries”). All of such shares of capital stock or other securities are validly issued, fully paid and non-assessable. Each USPF Subsidiary (i) is a duly organized and validly existing corporation or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have an Adverse Effect on USPF or any USPF Subsidiary) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the USPF Subsidiaries, USPF does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

5.5          Absence of Certain Events. Since January 18, 2017, except as otherwise set forth in this Agreement, neither USPF or any USPF Subsidiary, nor Seller in relationship to Seller’s ownership of USPF, has suffered an Adverse Effect.

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5.6         Compliance With Legal Requirements. USPF and each USPF Subsidiary and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Legal Requirement, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have an Adverse Effect on either USPF or any USPF Subsidiary, and neither Seller nor USPF nor any USPF Subsidiary has Knowledge of, or has received notice of, any violations of any of the above.

5.7         Proceedings; Orders.

(a)          Proceedings. There is no Proceeding pending or, to the Knowledge of Seller or USPF, threatened: (i) against or relating to the Designated USPF Shares; or (ii) against or relating to USPF (or any USPF Subsidiary) (which, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on Seller or USPF).

(b)          Orders. There is no Order: (i) to which the Designated USPF Shares are subject, nor, to the Knowledge of Seller or USPF, is there any basis for the issuance of such an Order; or (ii) to which USPF (or any USPF Subsidiary) or any of the assets owned or used by USPF (or any USPF Subsidiary) is subject, nor, to the Knowledge of Seller or USPF, is there any basis for the issuance of such an Order (which, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on Seller or USPF).

5.8         Financial Statements.

(a)          Seller or USPF has previously made available to Buyer copies of the following financial statements (collectively, the “USPF Financial Statements”): (i) the unaudited consolidated balance sheets of USPF and the USPF Subsidiaries for the years ended December 31, 2014 and 2015, and the related unaudited consolidated statements of income for fiscal years 2014 and 2015; and (ii) the unaudited consolidated balance sheet (the “USPF Balance Sheet”) as of September 30, 2016, the “Balance Sheet Date”) and consolidated statement of income of USPF and the USPF Subsidiaries for the fiscal quarter ended September 30, 2016. The USPF Financial Statements, as prepared by The Brand Banking Company for USPF, fairly present in all material respects the results of operations, changes in shareholders’ equity and financial position of USPF and the USPF Subsidiaries (on a consolidated basis, as applicable) as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments that are not material in nature or amount. To the Knowledge of Seller, the USPF Financial Statements, as prepared by The Brand Banking Company for USPF, have been prepared from, and are in accordance with, the books and records of USPF and the USPF Subsidiaries.

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(b)          USPF maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of USPF and the USPF Subsidiaries. To the Knowledge of Seller, the books and records kept by USPF and any USPF Subsidiary are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Legal Requirements and accounting requirements.

5.9         Undisclosed Liabilities. Except for those Liabilities that are reflected or reserved against in the USPF Balance Sheet and Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to USPF and the USPF Subsidiaries, taken as a whole, neither USPF nor any USPF Subsidiary has any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected in the USPF Financial Statements if it had existed on the Balance Sheet Date.

5.10        Title to Property. USPF and the USPF Subsidiaries have good and valid title to all personal property owned by any of them, whether tangible or intangible, in each case free and clear of all Encumbrances, except as set forth in the USPF Financial Statements.

5.11        Taxes and Tax Returns.

(a)          USPF and each USPF Subsidiary has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).

(b)          No jurisdiction where USPF and the USPF Subsidiaries do not file a Tax Return has made a claim in writing that USPF or any USPF Subsidiary is required to file a Tax Return in such jurisdiction.

(c)          There are no audits, examinations, disputes or proceedings pending or, to the Knowledge of Seller or USPF, threatened with respect to, or claims or assessments asserted or, to the Knowledge of Seller or USPF, threatened for, any Taxes of USPF or any USPF Subsidiary.

5.12         Agent, Finder or Broker. Neither Seller nor USPF has any Liability to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions, other than Colonnade Securities LLC.

5.13         Securities Matters. Seller is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Seller acknowledges that the Designated Ameris Shares have not been registered under the Securities Act or any applicable state securities laws and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable. Seller is acquiring the Designated Ameris Shares hereunder for his own account for investment purposes only and not with a view to or for resale in connection with any distribution thereof. Seller became aware of the offering of the Designated Ameris Shares, and the Designated Ameris Shares were offered to Seller, solely by direct contact between Seller and Buyer, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the U.S. Securities and Exchange Commission (the “SEC”)).

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5.14         Investment Decision. Seller has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as he has deemed appropriate to make his own analysis and decision to enter into this Agreement and to acquire the Designated Ameris Shares on the basis of such analysis. Seller has such knowledge and experience in business and financial matters to enable Seller to understand and evaluate this Agreement and form an investment decision with respect thereto.

5.15         Due Diligence. Seller acknowledges that no due diligence materials or other information provided to Seller in connection with his due diligence review shall be deemed to constitute express or implied representations or warranties and that, except as set forth in this Agreement and the other Transaction Documents to which Buyer or Ameris is a party, Seller is not relying upon any representation or warranty in connection with his decision to enter into this Agreement and the transactions set forth herein. Nothing in this Section 5.15 is, however, intended to limit any of the representations and warranties made by Buyer or Ameris in this Agreement or in any of the other Transaction Document to which Buyer or Ameris is a party.

6.          Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement and consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller that all of the statements contained in this Article 6 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date).

6.1          Authority; Consents; Enforcement; Noncontravention.

(a)          Enforceability. Each of the Transaction Documents to which Buyer or Ameris is a party constitutes the legal, valid and binding obligations of Buyer or Ameris, as the case may be, enforceable against Buyer or Ameris, as the case may be, in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b)          Authority of Buyer and Ameris. Each of Buyer and Ameris has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and under such Transaction Documents.

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(c)          Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Body is required for the performance by Buyer of the terms of the Transaction Documents to which it is a party, except as otherwise obtained or made prior to the Closing Date and except for any applicable federal or state securities registrations or filings or post-Closing bank regulatory filings.

(d)          Noncontravention. Neither the execution and the delivery of the Transaction Documents to which Buyer or Ameris is a party, nor the fulfillment of the terms, conditions and provisions hereof or thereof, will (i) violate any Legal Requirement applicable to Buyer or Ameris, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, grant of rights, lease, license, instrument or other arrangement to which Buyer or Ameris is a party or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer or Ameris, (iii) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer or Ameris is a party or by which Buyer or Ameris is bound or to which any of Buyer’s or Ameris’s assets are subject, except as otherwise given prior to the Closing Date, or (iv) require the approval, consent, authorization or act of, or the making by Buyer or Ameris of any declaration, filing or registration with, any Person, except as otherwise obtained or made prior to the Closing Date and except for any applicable federal or state securities registrations or filings or post-Closing bank regulatory filings.

6.2          Status. Ameris is a duly existing bank chartered under the laws of the State of Georgia. Buyer is a duly existing corporation incorporated under the laws of the State of Georgia.

6.3          Capitalization, Share Ownership and Rights.

(a)          Capitalization. There were 37,231,049 shares of the common stock, par value $1.00 per share, of Buyer issued and outstanding, and an additional 1,474,861 of such shares held in treasury, as of November 3, 2017, all of which are approved for listing on and are listed on NASDAQ, are registered with the SEC, and all of which are voting shares with the same voting rights (the “Publicly Traded Common Stock”). All of such shares of the Publicly Traded Common Stock are and have been duly authorized, validly issued, fully-paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. All of the Designated Ameris Shares are duly authorized and, upon the issuance thereof pursuant to this Agreement, will be validly issued, fully-paid and non-assessable and not subject to, nor will they have been issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Designated Ameris Shares have the same voting, dividend and other rights (and are of the same class and series) as the shares of the Publicly Traded Common Stock (except that the Designated Ameris Shares are not yet registered with the SEC or listed on NASDAQ) and are free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances (other than those arising through Seller or pursuant to applicable Legal Requirements relating to federal or state securities laws).

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(b)          No Outstanding Rights. Except for this Agreement and those to be terminated on or prior to Closing, there are no, nor are there any agreements, commitments or arrangements not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of the Designated Ameris Shares or, except as disclosed in the SEC Reports, the Publicly Traded Common Stock. There is no outstanding or authorized phantom stock or similar rights with respect to the Designated Ameris Shares or the Publicly Traded Common Stock. Neither Buyer nor Ameris is a party to any voting trusts, proxies or other agreements or understandings relating to the voting, dividend rights or disposition of the Designated Ameris Shares or, except as disclosed in the SEC Reports, the Publicly Traded Common Stock.

(c)          Stock Issued in Compliance With Laws. None of the shares of common stock of Buyer (including the Designated Ameris Shares) has been issued in violation of any Legal Requirement pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any present or past shareholder of Buyer.

(d)          Title. After giving effect to the transfer of the Designated Ameris Shares to Seller pursuant to this Agreement, Seller will own and hold good and valid title to the Designated Ameris Shares, free and clear of all Encumbrances (other than those arising through Seller or pursuant to applicable Legal Requirements relating to federal or state securities laws).

6.4          SEC Reports. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since January 18, 2017 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.5          Absence of Certain Events. Since January 18, 2017, except as otherwise set forth in this Agreement or as disclosed in the SEC Reports, neither Ameris nor Buyer has suffered an Adverse Effect.

6.6          Compliance With Legal Requirements. Buyer and Ameris and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Legal Requirement, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have an Adverse Effect on Buyer or Ameris and except as previously disclosed to Seller in writing or as disclosed in the SEC Reports, and neither Buyer nor Ameris has Knowledge of, or has received notice of, any violations of any of the above except as previously disclosed to Seller in writing or as disclosed in the SEC Reports.

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6.7          Proceedings; Orders.

(a)          Proceedings. Except as disclosed in the SEC Reports, there is no Proceeding pending or, to the Knowledge of Buyer, threatened: (i) against or relating to the Designated Ameris Shares or the Publicly Traded Common Stock; or (ii) against or relating to Buyer or Ameris (which, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on Buyer or Ameris).

(b)          Orders. Except as disclosed in the SEC Reports, there is no Order: (i) to which the Designated Ameris Shares are subject, nor, to the Knowledge of Buyer, is there any basis for the issuance of such an Order; or (ii) to which Buyer or Ameris or any of the assets owned or used by Buyer or Ameris is subject, nor, to the Knowledge of Buyer, is there any basis for the issuance of such an Order (if such Order, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on Buyer or Ameris).

6.8          Agent, Finder or Broker. Buyer has no Liability to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions.

6.9          Securities Matters. Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. Buyer acknowledges that the Designated USPF Shares have not been registered under the Securities Act or any applicable state securities laws and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable. Buyer is acquiring the Designated USPF Shares hereunder for its own account for investment purposes only and not with a view to or for resale in connection with any distribution thereof. Buyer became aware of the offering of the Designated USPF Shares, and the Designated USPF Shares were offered to Buyer, solely by direct contact between Seller and Buyer, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC).

6.10         Investment Decision. Buyer has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to buy the Designated USPF Shares on the basis of such analysis. Buyer has such knowledge and experience in business and financial matters to enable Buyer to understand and evaluate this Agreement and form an investment decision with respect thereto.

6.11         Due Diligence. Buyer acknowledges that no due diligence materials or other information provided to Buyer in connection with its due diligence review shall be deemed to constitute express or implied representations or warranties and that, except as set forth in this Agreement and the other Transaction Documents to which Seller or USPF is a party, Buyer is not relying upon any representation or warranty in connection with its decision to enter into this Agreement and the transactions set forth herein. Nothing in this Section 6.11 is, however, intended to limit any of the representations and warranties made by Seller or USPF in this Agreement or in any of the other Transaction Document to which Seller or USPF is a party.

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7.          Other Covenants and Agreements.

7.1          Transfer Taxes. All transfer, documentary, sales, bulk sales, use, stamp, recordation, grantor/grantee, documentary, acquisition, value added, registration and other such Taxes and fees (including any charges, surcharges, penalties and interest) incurred in connection with the Designated Ameris Shares or the Designated USPF Shares (“Transfer Taxes”) will be borne by Buyer, and Buyer shall, at its own expense, properly file on a timely basis all Tax Returns, reports, forms, and other documentation required of it by applicable law with respect to any Transfer Taxes and, upon request, provide to Seller evidence thereof.

7.2          Financial Information. For a period of one (1) year after the Closing Date (or, if longer, for the time periods, if any, for which pro forma financial information relating to USPF or the Division (as defined in the Management and License Agreement) is required to be disclosed pursuant to Regulation S-X under the Exchange Act), Seller shall, and shall cause his Affiliates to, and shall request each of their respective independent auditors to, cooperate with Buyer (in each case at the sole expense of Buyer) in providing information relating to the USPF or the Division for the purpose of preparing any financial statements or other financial reports that are required to be filed by Buyer with the SEC.

7.3          Management and License Agreement. Seller hereby covenants and agrees that between the date hereof and the Closing Date he will not exercise the right to terminate the Management and License Agreement set forth in Section 9.1(b)(i) thereof.

8.          Indemnification.

8.1          Survival. Except as otherwise specifically provided in this Agreement, all of the representations and warranties of Seller and Buyer in Articles 5 and 6, respectively, shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter, except that the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.3, 5.12, 6.1(a), 6.1(b), 6.3 and 6.8 shall survive indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing, other than those which by their terms contemplate performance after the Closing, each of which shall survive the Closing in accordance with its terms.

8.2          Indemnification Provision for Benefit of Buyer. Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective shareholders, partners, members, officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns, from and against any Damages that any such Person may suffer in any way resulting from, arising out of or caused by: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty made by Seller in this Agreement or in any other Transaction Document to which Seller is a party; or (ii) the nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Seller made in this Agreement or in any other Transaction Document to which Seller is a party.

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8.3         Indemnification Provision for Benefit of Seller. Buyer agrees to indemnify and hold harmless Seller and his Affiliates and their respective shareholders, partners, members, officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns, from and against any Damages that any such Person may suffer in any way resulting from, arising out of or caused by: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty made by Buyer in this Agreement or in any other Transaction Document to which Buyer is a party; or (ii) the nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement or in any other Transaction Document to which Buyer is a party.

8.4         Claims.

(a)          Claim Notices. If any Person that may be entitled to indemnification hereunder (an “Indemnified Party”) asserts a claim for indemnification hereunder (a “Claim”), such Indemnified Party shall provide a written notice thereof (a “Claim Notice”) to the party required by the terms of this Agreement to indemnify the Indemnified Party (an “Indemnifying Party”) (i) within thirty (30) days after its receipt of written notice of either commencement of any third-party litigation or any third-party claim against it (such litigation or claim by a third party, a “Third-Party Claim”), or (ii) within a reasonable period after such Indemnified Party becomes aware of the existence of any other event with respect to which indemnification may be sought from the Indemnifying Party; provided, however, that no delay or failure on the part of an Indemnified Party in providing a Claim Notice to any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder except to the extent the Indemnifying Party is prejudiced by such delay or failure.

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(b)          Third-Party Claims. Within thirty (30) days after receipt of a Claim Notice containing the information set forth in Section 8.4(a) with regard to a Third-Party Claim (but in any event at least five (5) Business Days prior to the date any answer to such Third-Party Claim is due to be filed), the Indemnifying Party shall notify the Indemnified Party in writing of its election to defend or compromise any Third-Party Claim at its own expense and by its own counsel, who shall be reasonably satisfactory to the Indemnified Party. The Indemnifying Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, except that it will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. With regard to such Third-Party Claims which the Indemnifying Party elects to defend or compromise, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel in the event that the counsel selected by the Indemnifying Party cannot independently represent both the Indemnified Party and the Indemnifying Party due to a conflict of interest or is not, in the Indemnified Party’s reasonable determination, adequately representing the Indemnified Party). If the Indemnifying Party fails to provide notice that the Indemnifying Party is assuming the defense or compromise of the Third-Party Claim within the thirty (30)-day period following the Indemnifying Party’s receipt of the Claim Notice, the Indemnified Party (at the Indemnifying Party’s expense) may defend against, or enter into any compromise with respect to, the matter in any manner it reasonably may deem appropriate. The party controlling the defense of any Third-Party Claim shall deliver, or cause to be delivered, to the other party or parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third-Party Claim and timely notices of and the right to participate (as an observer) in any Proceeding relating to the Third-Party Claim. The Indemnifying Party shall satisfy the Claim in accordance with Section 8.4(f). Notwithstanding the foregoing, if (A) a Third-Party Claim relates primarily to a criminal proceeding, action or indictment, (B) the Indemnified Party reasonably believes an adverse determination with respect to a Third-Party Claim or other claim giving rise to a Third-Party Claim is likely and such adverse determination would materially and adversely affect the Indemnified Party’s reputation or future business prospects, (C) a Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (D) the Indemnified Party reasonably determines that the Indemnifying Party cannot adequately represent the interests of the Indemnified Party because of a conflict of interest, then in any such case the Indemnified Party shall have the sole right to defend and settle such Third-Party Claim (with the Indemnifying Party being entitled, at its cost and expense, to consult with respect to such defense), and to pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 8. If the Indemnified Party elects to assume and control the defense of such a Third-Party Claim, it will provide notice thereof to the Indemnifying Party within thirty (30) days after the Indemnified Party has received notice of such Third-Party Claim.

(c)          Claims Between the Parties. With respect to any other Claim for indemnification hereunder not involving a Third-Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice. Within thirty (30) days following receipt of the Claim Notice, the Indemnifying Party shall either (i) acknowledge and agree by written notice to the Indemnified Party that the Indemnifying Party intends to satisfy such Claim or (ii) notify the Indemnified Party that the Indemnifying Party disputes the Claim. If the Indemnifying Party agrees to satisfy the Claim, the Claim shall be satisfied in accordance with Section 8.4(f). If the Indemnifying Party disputes the Claim, the parties agree to negotiate in good faith to resolve the dispute for a period of thirty (30) days. If the parties cannot reach a satisfactory resolution of the Claim within such thirty (30)-day period, any party may choose to litigate the Claim.

(d)          Support for Claims. Upon written request, the Indemnified Party shall provide the Indemnifying Party all information and documentation reasonably necessary to support and verify any Damages that the Indemnified Party believes give rise to a Claim for indemnification hereunder and shall give the Indemnified Party reasonable access to all premises, books, records and personnel in the possession or under the control of the Indemnified Party that would have bearing on such Claim.

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(e)          Claims Periods. It is understood that once a Claim Notice has been timely given, the claims and rights to indemnification relating thereto that are the subject of such Claim Notice shall survive until such Claim is finally resolved. A Claim Notice shall be timely given if it is submitted within an applicable survival period; provided, however, that (i) within the ten (10) days following the end of an applicable survival period, an Indemnified Party may submit a Claim Notice related to its receipt, no more than ten (10) days prior to the end of such applicable survival period, of written notice of commencement of any third-party litigation or third-party claim against it, and (ii) in the thirty (30) days immediately following the conclusion of an applicable survival period, an Indemnified Party may amend for the purpose of providing greater detail any Claim Notice that came to its attention and that it submitted in the sixty (60) days immediately preceding the conclusion of such applicable survival period.

(f)          Payment of Claims. As used in this Section, the phrase “determination of the amount” of a Claim shall mean agreement on such amount between the affected parties or the amount as set forth in an Order. Upon determination of the amount of a Claim pursuant to a properly submitted Claim Notice, the Claim shall be immediately paid in readily available funds by the Indemnifying Party.

8.5         Other Indemnification Provisions.

(a)          Manner of Calculation. For purposes of determining whether there has been a breach of any representation or warranty, or the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Adverse Effect” or similar qualifications set forth therein.

(b)          Limitations. Notwithstanding anything to the contrary in this Agreement: (i) neither party hereto shall be liable under this Agreement for any special, indirect, punitive or consequential Damages; and (ii) each party hereto hereby waives, releases and agrees (and each Indemnified Party shall be deemed to have waived, released and agreed) that it shall not bring a claim for any such Damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.          Miscellaneous Provisions.

9.1          Payments. TIME IS OF THE ESSENCE WITH RESPECT TO ANY PAYMENTS DUE UNDER THIS AGREEMENT.

9.2          Binding; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, and assigns, whether by instrument, operation of law, or otherwise. Except as expressly set forth in this Section 9.2, neither party hereto shall assign this Agreement or any part hereof, or any benefit or interest herein, without the prior written consent of the other party. In the event of the incapacity or death of Seller, his guardian, executor, or heirs shall be entitled to any funds otherwise due Seller under this Agreement. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 9.2 will be invalid and without effect.

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9.3          Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia without regard to its principles of conflicts of laws. In any action or arbitration proceeding brought by any party hereto to enforce the rights and obligations of the parties set forth in this Agreement, the prevailing party shall be awarded its reasonable costs in bringing, prosecuting, or defending such action or proceeding (including reasonable attorneys’ fees) in addition to any award granted by the court or arbitrator.

9.4          Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent to the recipient by confirmed facsimile or email transmission; or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the appropriate address indicated below, or such other address as may be given in a notice sent by a party to the other party in accordance with this Section 9.4.

In the case of Buyer:

Ameris Bancorp

1301 Riverplace Boulevard

Suite 2600

Jacksonville, Florida 32207

Attn: Dennis J. Zember Jr.

Facsimile: (229) 890-2235

Email: dennis.zember@amerisbank.com

In the case of Seller:

Mr.  William J. Villari

2065 East Lake Road

Atlanta, Georgia 30307

Email: wvillari@gmail.com

9.5          Further Assurances. Each party agrees to execute and deliver such other documents and to take such other actions as may reasonably be necessary to give full effect to the purposes and intent of this Agreement and its terms and conditions.

9.6          Entire Agreement; Severability; Amendment. This Agreement, including any attachments, schedules, addendums, and exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and states the entire agreement of the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement will continue to have full force and effect, and the parties hereto shall cooperate in good faith to modify this Agreement so that such provision will be reformed to the extent reasonably required to render the same provision valid and enforceable, consistent with the original intent underlying such provision. This Agreement may only be amended, changed, or modified in a writing executed by the parties.

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9.7          Waivers; Delays or Omissions; Cumulative Remedies. No waiver of any breach of this Agreement extended by any party shall be construed as a waiver of any rights or remedies with respect to any subsequent breach. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to a party under this Agreement, upon any breach, default, or noncompliance by the other party, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default, or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in a writing executed by the parties and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.8          Construction. In this Agreement, including the Appendix, unless otherwise expressly indicated or required by the context: (a) the words “including” or “includes” shall be deemed to mean “including, without limitation,” and “including, but not limited to,” (or “includes, without limitation,” and “includes, but is not limited to,”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; (b) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, as the case may be; (c) no inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement; (d) the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of any terms and conditions of this Agreement; (e) the definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined; (f) any pronoun shall include the corresponding masculine, feminine and neuter forms; (g) the word “or” shall not be exclusive; (h) all references herein to articles, sections, appendices and exhibits shall be deemed references to articles and sections of, and appendices and exhibits to, this Agreement unless the context shall otherwise require; and (i) any references to any agreement or other instrument or any law, rule or regulation are to such agreement, instrument, law, rule or regulation as the same may be amended and supplemented from time to time (and, in the case of any law, rule or regulation, to any successor provisions).

9.9          Counterparts. This Agreement may be executed and delivered simultaneously in multiple counterparts (including delivery by way of electronic or facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10         Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.11         Payments. All payments by Seller or Buyer to the other party pursuant to this Agreement shall be made by wire transfer of immediately available funds in U.S. dollars.

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9.12         Arbitration. Notwithstanding any reference in this Agreement to an arbitrator or an arbitration proceeding, no party hereto shall be deemed to have agreed to enter into or participate or be bound by any arbitration unless such party separately and specifically so agrees in writing.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above, and each of the undersigned represents and warrants that he, she, or it has the right to execute this Agreement on behalf of the indicated party.

“Buyer”

AMERIS BANCORP, a Georgia corporation

By:	/s/ James A. LaHaise
Name: James A. LaHaise
Title: EVP

“Seller”

WILLIAM J. VILLARI, an individual resident of the State of Georgia

/s/ William J. Villari

APPENDIX

DEFINED TERMS

“A&R Shareholders Agreement” means the Amended and Restated Shareholders Agreement, to be entered into and dated as of the Closing Date, among Seller, USPF, The Villari Family Gift Trust and Buyer substantially in the form attached hereto as Exhibit A.

“Adverse Effect” means, with respect to a Person, any event, occurrence or change that is materially adverse to the business, assets, properties, financial condition or results of operations of such Person, other than events, occurrences or changes directly or indirectly arising out of, resulting from or attributable to any of the following: (i) changes or conditions generally affecting the industries or segments in which such Person and its Affiliates operate; (ii) changes in general economic or political conditions; (iii) changes in financial, banking or securities markets in general, including any disruption thereof and any change in prevailing interest rates; (iv) changes in Legal Requirements or applicable accounting regulations or principles or interpretations thereof; (v) any outbreak or escalation of hostilities or war or any act of terrorism; (vi) any natural or man-made disaster or acts of God; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement.

“Affiliate” means (i) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is controlled by a Person that controls, such Person, (ii) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity or (iii) any spouse, parent or lineal descendent of such Person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Stock Purchase Agreement and the Appendix hereto.

“Ameris” means Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Buyer.

“Balance Sheet Date” has the meaning set forth in Section 5.8(a).

“Business Day” means a day, other than a Saturday or a Sunday, on which banks in Atlanta, Georgia are open for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Claim” has the meaning set forth in Section 8.4(a).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

Appendix – Page 1

“Contemplated Transactions” means the purchase by Buyer, and the sale by Seller, of the Designated USPF Shares, and the issuance by Buyer to Seller of the Designated Ameris Shares in exchange therefor, all as contemplated by this Agreement.

“Damages” means all losses, claims, damages, diminution in value, Liabilities, Taxes, fines, penalties, assessments, judgments, costs and other expenses (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim, of any nature and of any kind whatsoever.

“Designated Ameris Shares” has the meaning set forth in Section 3(b).

“Designated USPF Shares” has the meaning set forth in Section 2.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, right of refusal, right of first offer, option, mortgage, deed of trust, title defect, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” has the meaning set forth in Section 6.4.

“Governmental Body” means any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other governmental organization or body; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Knowledge” has the following meaning: (i) an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter; and (ii) a Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as an executive officer, executor or trustee of that Person (or in any similar capacity) has Knowledge of that fact or other matter (as set forth in the immediately preceding clause (i)).

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty as in effect on the date of this Agreement.

“Liability” means debts, obligations, duties or liabilities of every type and trade, known or unknown, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determined, determinable, fixed, contingent, absolute or otherwise.

“Loan” has the meaning set forth in Section 4.2(c)(v).

Appendix – Page 2

“Management and License Agreement” means that certain Management and License Agreement, dated as of December 15, 2016, among Seller, USPF and Ameris.

“NASDAQ” shall mean the Nasdaq Global Select Market.

“Non-Voting Common Stock” has the meaning set forth in the recitals to this Agreement.

“Order” means any award, decision, injunction, judgment, decree, subpoena, ruling, charge, order or verdict entered, issued, as made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership or company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, labor union or other governmental or regulatory body or entity.

“Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Body or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Legal Requirement, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into and dated as of the Closing Date, between Seller and Buyer, substantially in the form attached hereto as Exhibit B.

“SEC” has the meaning set forth in Section 5.13.

“SEC Reports” has the meaning set forth in Section 6.4.

“Securities Act” has the meaning set forth in Section 5.13.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of January 18, 2017, by and among Seller, USPF, The Villari Family Gift Trust and Buyer.

“Tax” means any tax or taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

Appendix – Page 3

“Tax Returns” means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Documents” means this Agreement, the Management and License Agreement, the Registration Rights Agreement and the A&R Shareholders Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“USPF” has the meaning set forth in the recitals to this Agreement.

“USPF Balance Sheet” has the meaning set forth in Section 5.8(a).

“USPF Common Stock” has the meaning set forth in the recitals to this Agreement.

“USPF Financial Statements” has the meaning set forth in Section 5.8(a).

“USPF Subsidiaries” has the meaning set forth in Section 5.4.

“Voting Common Stock” has the meaning set forth in the recitals to this Agreement.

Appendix – Page 4